Exhibit 99.1

For Immediate Release	For more information contact:
Thursday, April 16, 2009	Myron D. Hamas
Vice President-Finance
(765) 807-2640
Chromcraft Revington, Inc.
Provides Update on Filing of Form 10-K
West Lafayette, Indiana, April 16, 2009 — Chromcraft Revington, Inc. (NYSE-AMEX:CRC) previously reported that it was unable to file its Annual Report on Form 10-K for the year ended December 31, 2008 by the prescribed due date, as disclosed in its 12b-25 filing with the Securities and Exchange Commission. The Company currently expects to file its Form 10-K by April 20, 2009. The Company requires additional time to assess the impact of certain corporate restructuring related to the merger of subsidiaries into the parent company on December 31, 2008 as permitted by state law.
As of December 31, 2008, the Company had total assets of approximately $46 million, total liabilities of approximately $12.6 million and total stockholders’ equity of approximately $33.4 million. The Company anticipates that its net loss for the year ended December 31, 2008 will be between $24.5 million and $28.5 million. The financial information included in this news release is preliminary and based on unaudited internal information as of April 16, 2009. The actual financial information to be included in its Form 10-K for the year ended December 31, 2008 may vary from the information contained in this news release.
Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under the Chromcraft™, Peters-Revington™, and Cochrane™ brand names. It sells commercial furniture under the Chromcraft™ brand name. Furniture production is now centered in Senatobia, Mississippi and from overseas producers in China.
Certain information and statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “expects,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this news release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated in this news release are the completion of the Company’s assessment of the impact of the subsidiary mergers and the completion of the audit by the Company’s independent registered public accounting firm of the Company’s financial statements to be included in its Form 10-K for the year ended December 31, 2008.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.